Exhibit 5.1

               [LETTERHEAD OF MAHONEY, ADAMS & CRISER, P.A.]

                               April 2, 1997

     Barnett Banks, Inc.
     50 North Laura Street
     Jacksonville, Florida  32202

          Re: Barnett Banks, Inc. ("Barnett") Registration Statement Relating to 689,454 Shares of Common Stock Issuable pursuant to the Agreement and Plan of Merger dated as of January 14, 1997 among Barnett, Merger Sub and Oxford Resources Corp., as amended (the "Merger Agreement")

     Ladies and Gentlemen:

               We refer to the registration statement (the
     "Registration Statement") of Barnett on Form S-8 filed with the Securities and Exchange Commission on April 2, 1997, covering the registration under the Securities Act of 1933, as amended, of up to 689,454 shares (the "Shares") of common stock of Barnett, $2.00 par value. The Shares may be issued from time to time to holders of options under the 1993 Stock Option Plan of Oxford Resources Corp. (the "Plan"), as converted to options to purchase the Shares pursuant to the Merger Agreement.

               As local counsel for Barnett, we have examined the Registration Statement, and we are familiar with the proceedings taken by Barnett relating to them. We have also examined the Amended and Restated Articles of Incorporation, as amended, and the Bylaws, as amended, of Barnett, and such Barnett records, certificates and other documents as we have considered necessary or appropriate for the purposes of this opinion.

               Based on the foregoing, it is our opinion that the issuance of the Shares have been duly and validly authorized by Barnett and that the Shares, upon issuance in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

               We hereby consent to the use of our name in the Registration Statement as counsel for Barnett who will pass upon the validity of the Shares and as having prepared this opinion and to the use of this opinion as an exhibit to the Registration Statement. We further consent to the use of our name as counsel for Barnett and to the references to this firm in the Prospectus which constitutes part of the Registration Statement.

               In giving this consent, we do not thereby admit that we came within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

                                   Very truly yours,

                                   MAHONEY ADAMS & CRISER, P.A.